EXHIBIT 19.1

Expeditors International of Washington, Inc. Company Trading Standard

The Need For A Company Trading Standard

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in securities of Expeditors International of Washington, Inc. (the “Company”), is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s Board of Directors has adopted this Company Trading Standard both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The Company Trading Standard also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).

The Consequences

The consequences of an insider trading violation can be severe:

Traders and Tippers. Company personnel (or their tippees) who trade on inside information are subject to the following penalties:

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A civil penalty of up to three times the profit gained or loss avoided;
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A criminal fine of up to $5,000,000 (no matter how small the profit); and
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A jail term of up to twenty years.

An employee who tips information to a person who then trades may be subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee’s trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

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A civil penalty of up to $2,626,135 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and
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A criminal penalty of up to $25,000,000 dollars.

Company-Imposed Sanctions. An employee’s failure to comply with the Company’s insider trading standard may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

Statement of Standard

It is the standard of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the standard of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the standard. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Disclosure Of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

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Projections of future earnings or losses, or other earnings guidance;
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Earnings that are inconsistent with the consensus expectations of the investment community;
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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a significant asset;
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A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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A change in management;
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Development of a significant new product or process;
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Impending bankruptcy or the existence of severe liquidity problems;
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The gain or loss of a significant customer or supplier;
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A major cybersecurity incident.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public.” If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after one full market trading day after the information is released. If, for example, the Company were to make an announcement on a Monday after the close of the New York Stock Exchange, you should not trade in the Company’s securities until Wednesday. If an announcement were made on a Friday after the close of the New York Stock Exchange, Tuesday generally would be the first eligible trading day.

Transactions by Family Members. The insider trading standard also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Transactions by Other Entities. The insider trading standard also applies to other persons or entities whose transactions in Expeditors securities are directed by you or are subject to your influence or control (such as a broker holding your shares in street name or a trust or other entity for which you make investment decisions). You should make them aware of the need to confer with you before they trade in the Company’s securities.

Transactions Under Company Plans

Stock Option Exercises. The Company’s insider trading standard does not apply to the exercise of an employee stock option to purchase and hold the shares (no sale involved), or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The standard does apply, however, to any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Employee Stock Purchase Plan. The Company’s insider trading standard does not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. The standard does apply to your sales of Company stock purchased pursuant to the plan.

Additional Prohibited or Restricted Transactions. The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities.

Prohibited Transactions. It is the Company’s standard that directors, officers and other employees may not engage in any of the following transactions:

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Company Trading Standard. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Company Trading Standard. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in such hedging transactions with respect to any of Expeditors stock.

Restricted Transactions. It is the Company’s standard that directors, officers and other employees may not engage in any of the following transactions, except upon pre-clearance as described below:

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.

Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Post-Termination Transactions

The Company Trading Standard continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Blackout Periods

Every employee and director is subject to a blackout period for the last 10 days of every calendar quarter during which time stock options may not be exercised. Each quarter you will receive a memorandum notifying you of the blackout period. (See: Attachment A: Sample Blackout Period Memorandum.) This limitation only applies to the exercise of stock options and does not restrict trading in Company securities.

Quiet Periods

Certain specified employees are subject to a quiet period during which no transactions in Company securities can occur. The quiet period generally begins around the 15th day of the third month of each quarter and ends one full trading day after the release of earnings for that quarter. For those individuals subject to the quiet period, each quarter you will receive a memorandum notifying you of the quiet period. (See: Attachment B: Sample Quiet Period Memorandum.) The only exceptions to transactions during a quiet period are:

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Exercise of stock options where no Expeditors stock is sold in the market to fund the option exercise.
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Regular and matching contributions to the Expeditors stock fund in a benefit plan.
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Gifts of Expeditors stock, unless you have reason to believe the recipient intends to sell the shares during the current quiet period.

Remember that trading outside the quiet periods will not relieve you from liability if you are aware of material nonpublic information.

Company Assistance

Any person who has a question about this Company Trading Standard or its application to any proposed transaction may obtain additional guidance from the Stock Plan Administrator, whose telephone number is (XXX) XXX-XXX. Ultimately, however, the responsibility for adhering to this Company Trading Standard and avoiding unlawful transactions rests with the individual employee.

Certifications

All employees must certify their understanding of and intent to comply with this Company Trading Standard. A copy of the certification that all employees (other than executive officers) must sign is enclosed with this Company Trading Standard. Directors and executive officers are subject to additional restrictions on their transactions in Company securities, which are described in a separate memorandum. Directors and executive officers should sign the certification attached to that memorandum instead of the one enclosed with this Company Trading Standard.